Exhibit 5.1

August 24, 2022

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois 62401

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, File No. 333-264370 (the “Registration Statement”), filed by Midland States Bancorp, Inc., an Illinois corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was declared effective on April 26, 2022. Pursuant to the Registration Statement, the Company is issuing 115,000 shares (the “Underlying Preferred Shares”) of its 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, par value $2.00 per share (the “Series A Preferred Stock”), and 4,600,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the Series A Preferred Stock. The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a Deposit Agreement, dated as of August 24, 2022 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary, Computershare Trust Company, N.A., as transfer agent, and the holders from time to time of the Depositary Receipts. The Depositary Shares are to be sold by the Company pursuant to an Underwriting Agreement, dated as of August 17, 2022 (the “Underwriting Agreement”), between the Company and Keefe, Bruyette & Woods, Inc., Raymond James & Associates, Inc. and Piper Sandler & Co. as representatives of the underwriters named therein.

This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein.

We have examined (i) the Registration Statement, (ii) the Underwriting Agreement, (iii) the Deposit Agreement and the form of Depositary Receipt attached thereto, (iv) the Company’s articles of incorporation, as amended, and by-laws, each as currently in effect, (v) the Statement of Resolution of the Company relating to the Series A Preferred Stock, as filed with the Secretary of State of the State of Illinois on August 22, 2022, and (vi) the resolutions adopted by the board of directors of the Company and the pricing committee thereof relating to the Registration Statement, the Underwriting Agreement, the Deposit Agreement and the issuance of the Underlying Preferred Shares and the Depositary Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Midland States Bancorp, Inc.

August 24, 2022

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The issuance of 115,000 Underlying Preferred Shares covered by the Registration Statement has been duly authorized by all necessary corporate action of the Company and, when duly issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the purchase price for the Depositary Shares set forth in the Underwriting Agreement, such Underlying Preferred Shares will be validly issued, fully paid and nonassessable.

2. The Depositary Receipts evidencing 4,600,000 of the Depositary Shares covered by the Registration Statement to be issued pursuant to the Underwriting Agreement and the Deposit Agreement will be validly issued and entitle the holders thereof to the rights specified therein and in the Deposit Agreement when Depositary Receipts representing such Depositary Shares shall have been duly executed, issued and delivered against the deposit by the Company of 115,000 duly authorized and validly issued, fully paid and nonassessable Underlying Preferred Shares as contemplated by the Underwriting Agreement and the Deposit Agreement.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, including, to the extent applicable, the rights or remedies of creditors of a “covered financial company” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinions are also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the Illinois Business Corporation Act, as amended, and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP